Exhibit 10.77

iBasis, Inc. logo
20 Second Avenue, Burlington, MA 01803 USA
781 505 7500, FAX 505 7300, ibasis.net

January 30, 2007

Mr. Mark S. Flynn
22 Manor Road
Ridgefield, CT 06877

Dear Mark:

We are pleased to offer you the senior position of Chief Legal Officer and Corporate Secretary at iBasis, Inc. (the “Company”). This position is based in Burlington, Massachusetts and you will report to Ofer Gneezy, Chief Executive Officer. It is agreed that you will begin work as soon as possible during the first quarter of 2007.

Your starting annual based salary will be $250,000.00 per annum, earned and payable at the bi-weekly rate of $9,615.38. In addition, you will be eligible to earn an annual incentive bonus. Your target 2007 incentive bonus, based upon the achievement of corporate objectives and your individual performance, will be $125,000.00. The details of your 2007 incentive bonus are provided in the attached 2007 Bonus Plan.

You will be provided with relocation assistance for up to a total of $70,000. This $70,000 includes reasonable moving expenses directly related to your relocation to Massachusetts. Please be advised that some or all of this relocation reimbursement may be taxable. You will be responsible for all income and other taxes that may be due as a result of the relocation payment. In addition, the Company will make any necessary withholdings from the relocation payment in accordance with Federal law.

If the Company terminates your employment without Cause within twelve months after the start of your employment, then the Company will continue to pay your salary for twelve months. Alternatively, if following this initial twelve month period the Company terminates your employment without Cause, or if you terminate your employment with Good Reason, in either case within six months after the occurrence of an Acquisition or Change in Control, then any Company stock options you have been granted will immediately vest and the Company will continue to pay your salary and health benefits for nine months (the “Double Jeopardy Severance Benefits”). Such Double Jeopardy Severance Benefits are subject to the terms and conditions generally applicable with the Company for such policies.

You will also be eligible to participate in a comprehensive benefits package including: Medical and Dental insurance, Section 125 Flexible Spending Accounts, 401(k) plan, Company-paid life and group travel insurance, Optional Life Insurance for employees and dependents, three weeks accrued vacation, and eleven (11) paid holidays.

A recommendation will be made to the Compensation Committee of the Board to grant you the right to purchase 50,000 shares of Company incentive stock options. The Compensation Committee currently meets quarterly to approve grants. These options will vest over a four year period, commencing as of the first date of your employment, and the exercise price will be equal to the Company’s closing stock price on the day that the Compensation Committee approves the grant; provided, that no options shall be exercisable during the first year of your employment with the Company and any option shares that would have become exercisable but for this fact shall instead become exercisable on the first anniversary of the date of your hire.

This offer is subject to the terms of the Company’s U.S. Employee Handbook and “Employment Agreement”. Enclosed, please find a copy of the “Employment Agreement” which you are required to execute. This offer and your employment generally, are also subject to your compliance with the Foreign Corrupt Practices Act of 1977 (the FCPA or the Act). Additionally, we are required by the Immigration Reform and Control Act (IRCA) to ask you to provide proof of your employment eligibility in the US.

Mark, we all look very forward to having you as a member of the Executive Team. Please sign and return the enclosed duplicate letter to me at your earliest convenience. This offer will remain open until Friday, February 9, 2007.

Sincerely,

/s/ Ofer Gneezy

Ofer Gneezy
President & Chief Executive Officer

I accept this offer of employment and will begin work on     2/12/07   .

     /s/ Mark S. Flynn
Mark S. Flynn